Investment Advisory Contract

THIS AGREEMENT (this "Agreement") is made this _________ day of ______________, 2004, by and between Texas Capital Value Funds, Inc., a Maryland corporation (the "Fund"), and First Austin Capital Management, Inc., a Delaware corporation (the "Investment Advisor").

WITNESSETH:

WHEREAS, the Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and the Investment Advisor engages in the business of providing investment advisory services; and

WHEREAS, the Fund has need for investment advisory services.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Advisory Services.  The Investment Advisor shall render
investment advisory services (the "Advisory Services") to the Fund, subject to the supervision and direction of the Board of Directors of the Fund, for the period set forth in Paragraph 7 below on the terms set forth herein. The Investment Advisor shall render such Advisory Services and assume the obligations herein set forth, for the compensation provided in Paragraph 2 below. The Investment Advisor shall, for the purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent or employee of the Fund.

2.	Compensation.  As compensation for the services to be
rendered to the Fund by the Investment Advisor under the provisions of this Agreement, the Fund shall pay to the Investment Advisor for Advisory Services an annual fee of one
percent (1%) of the net assets of the Fund.   Such fees shall
be accrued daily and be payable monthly in arrears on the first day of each calendar month. Accruals of fees to the Investment Advisor shall begin on the execution date of this Agreement. All fee accruals are accounted separately for each series.

3.	Costs.  The Fund assumes and shall pay all the expenses
required for the conduct of its business including, but not limited to, salaries of administrative and clerical personnel, brokerage commissions, taxes, insurance, fees of the transfer agent, custodian, legal counsel and auditors, association fees, costs of filing, printing and mailing proxies, reports and notices to shareholders, preparing, filing and printing the prospectus and statement of additional information, fees paid pursuant to the Fund's plan of distribution adopted in accordance with rule 12b-1 under the Investment Company Act of 1940 ("1940 Act") payment of dividends, costs of stock certificates, costs of shareholder meetings, fees of the independent directors, necessary office space rental, all expenses relating to the registration or qualification of shares of the Fund under applicable Blue Sky laws and reasonable fees and expenses of counsel in connection with such registration and qualification and such non-recurring expenses as may arise, including, without limitation, actions, suits or proceedings affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and directors with respect thereto.

4.	Non-Exclusive.  The services to be rendered by the Investment
Advisor to the Fund under this Agreement are not to be deemed to be exclusive, and the Investment Advisor shall be free to render similar or different services to other investment companies or to any other third party so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.	Use of Name.  The parties agree that the Investment Advisor
has a proprietary interest in the names "Texas Capital Value Funds, Inc." and "Value and Growth Portfolio", and the Fund agrees to promptly take any and all necessary action to remove the names "Texas Capital Value Funds, Inc." and "Value and Growth Portfolio" from its corporate name and from the name of any of its funds upon receipt of written request therefor from the Investment Advisor.

6.	Brokerage.  The Investment Advisor shall direct portfolio
transactions to broker/dealers for execution on terms and at rates which it believes, in good faith, to be reasonable in view of the overall nature and quality of services provided by a particular broker/dealer, including brokerage and research services. The Investment Advisor may also allocate portfolio transactions to broker/dealers that remit a portion of their commissions as a credit against Fund expenses. With respect to brokerage and research services, the Investment Advisor may consider in the selection of broker/dealers brokerage or research provided and payment may be made of a fee higher than that charged by another broker/dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, so long as the criteria of Section 28(e) of the Securities Exchange Act of 1934, as amended, or other applicable laws are met. Although the Investment Adviser may direct portfolio transactions without necessarily obtaining the lowest price at which such broker/dealer, or another, may be willing to do business, the Investment Advisor shall seek the best value for the Fund on each trade that circumstances in the market place permit, including the value inherent in on-going relationships with quality brokers. To the extent any such brokerage or research services may be deemed to be additional compensation to the Investment Advisor from the Fund, it is authorized by this Agreement. The Investment
Advisor may place brokerage for the Fund through an affiliate of the Investment Advisor, provided that the Fund not deal with such affiliate in any transaction in which such affiliate acts as principal; the commissions, fees or other remuneration received by such affiliate be reasonable and fair compared to the commission, fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time; and such brokerage be undertaken in compliance with applicable law. The Investment Advisor's fees under this Agreement shall not be reduced by reason of any commissions, fees or other remuneration received by such affiliate from the Fund.

7.	Term.  This Agreement shall become effective upon the date
hereinabove written and, unless sooner terminated as provided herein, this Agreement shall continue for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (a) by vote of a majority of the Directors of the Fund or by vote of the holders of a majority of the Fund's outstanding voting securities of the Fund as defined in the 1940
Act and (b) by a vote of a majority of the Directors of the Fund who are not parties to this Agreement, or interested persons of such party.

8.	Termination.  This Agreement may be terminated at any time upon sixty (60) days prior written notice, without the payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment within the meaning of the 1940 Act.

9.	Liability of Investment Advisor.  The Investment Advisor shall not be liable to the Fund or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund's shareholders in connection with the matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Investment Advisor against any liability to the Fund or the Fund's shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

10.	Books and Records.  The Investment Advisor shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including, but not limited to records required by
Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the investment management services performed by it hereunder and not otherwise created and maintained by another party pursuant to a written contract with the Fund. Where applicable, such records shall be maintained by the Investment Advisor for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Fund that are in the possession of the Investment Advisor shall be the property of the Fund. The
Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Investment Adviser's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Investment Advisor to the Fund or the Fund's authorized representatives.

11.	Notices.  Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery or by mail, and if given by mail shall be deemed sufficiently given if sent by registered or certified mail addressed to the party to be notified at the following applicable address:

	The Fund:

	Texas Capital Value Funds, Inc.
	6300 Bridgepoint Parkway
	Building 2 - Suite 105
	Austin, Texas  78730

	The Investment Advisor:

	First Austin Capital Management, Inc.
	6300 Bridgepoint Parkway
	Building 2 - Suite 105
	Austin, Texas  78730

	Either party may specify a different address for notice purposes by written notice to the other.

12.	Governing Law.  This Agreement is executed and delivered in the State of Texas and shall be governed by the laws of Texas and the 1940 Act.

13.	Entire Agreement.  This Agreement constitutes the entire agreement between the parties and terminates and supersedes all prior understandings
or agreements on the subject matter hereof.   No conditions or warranties
shall be implied herefrom unless expressly set forth herein. The Fund and the Investment Advisor each acknowledge that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.
This Agreement may be modified only by a future writing that is duly executed by both parties.

14.	Severability.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15.	Waiver.  Waiver by either party of any breach of any term, covenant or condition in this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of each party to insist on the performance of the other party in strict accordance with said terms.

16.	Attorneys' Fees.  In the event of any litigation or arbitration between the parties with respect to this Agreement, all costs and expenses, including, without limitation, actual professional fees such as accountants' and attorneys' fees, incurred by the prevailing party, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

17.	Mandatory Arbitration.  All disputes arising under this Agreement shall be arbitrated pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

18.	Independent Counsel.  The parties acknowledge that they have had the opportunity to consult with independent counsel of their own choosing in the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

Texas Capital Value Funds, Inc.,
a Maryland corporation




By______________________________
	Mark A. Coffelt, President


First Austin Capital Management, Inc.,
a Delaware corporation



By_____________________________
	Mark A. Coffelt, President